As filed with the United States Securities and Exchange Commission on May 29, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Odysight.ai Inc.

(Exact name of registrant as specified in its charter)

Nevada	47-4257143
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Suite 7A, Industrial Park, P.O. Box 3030

Omer, Israel 8496500

(Address of principal executive offices) (Zip Code)

ODYSIGHT.AI INC. 2024 SHARE INCENTIVE PLAN

ODYSIGHT.AI INC. 2020 SHARE INCENTIVE PLAN

(Full title of the plans)

State Agent and Transfer Syndicate, Inc.

112 North Curry St.

Carson City, Nevada 89703

Tel: (775) 882-1013

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Gary Emmanuel, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv, Israel 6701101 Telephone: +972 (0) 3.636.6000	Aviram Hazak, Adv. Joshua Ravitz, Adv. Herzog, Fox & Neeman Law Offices Herzog Tower, 6 Yitzhak Sadeh St. Tel Aviv 6777506, Israel Telephone: +972 (0) 3.692.2020

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

STATEMENT PURSUANT TO GENERAL INSTRUCTION E OF FORM S-8

EXPLANATORY NOTE

Odysight.ai Inc. (the “Company” or the “Registrant”) previously filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8 (File No. 333-257267) to register under the Securities Act of 1933, as amended (the “Securities Act”) (i) 607,929 shares of common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance pursuant to unallocated stock options under the Company’s 2020 Share Incentive Plan (the “2020 Plan”) and (ii) 1,216,788 shares of Common Stock reserved for issuance pursuant to stock options outstanding under the 2020 Plan. The previously-filed registration statement is referred to herein as the “Prior Registration Statement.”

The purpose of this registration statement on Form S-8 (this “Registration Statement”) is to (i) register 1,092,819 shares of Common Stock, for issuance under the Company’s 2024 Share Incentive Plan (the “2024 Plan”), and (ii) register an additional 757,181 shares of Common Stock for issuance under the 2020 Plan (the “Additional 2020 Plan Shares”). The actual allocation between the 2020 Plan and the 2024 Plan may vary, as any options granted under the 2020 Plan that have expired, been cancelled, terminated, forfeited, exchanged or surrendered, or that have otherwise become unexercisable for any reason without having been exercised in full, will become available for future grant under the 2024 Plan.

With respect to the Additional 2020 Plan Shares, pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are hereby incorporated by reference in their entirety, with the exception of Items 3 and 8 of Part II of such Prior Registration Statement, each of which is amended and restated in its entirety herein.

On August 9, 2021, the Company effected a one-for-nine reverse stock split of its Common Stock (the “Reverse Stock Split”). All share and per share information has been restated retroactively, giving effect to the Reverse Split for all periods presented.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

*The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to participants in the 2020 Plan and 2024 Plan as specified in Rule 428(b)(1) under the Securities Act, in accordance with the rules and regulations of Commission, and the Note to Part I of Form S-8. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

(i)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 26, 2025 (the “Annual Report”);

(ii)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 15, 2025;

(iii)	the Company’s Current Reports on Form 8-K filed with the Commission on January 27, 2025, February 11, 2025, February 18, 2025, March 14, 2025, March 26, 2025 and May 15, 2025 pursuant to Sections 13(a) or 15(d) of the Exchange Act;

(iv)	the description of the Registrant’s Common Stock, included Exhibit 4.1 to the Annual Report, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any such document or such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada law permits a Nevada corporation, such as the Company, to indemnify its directors and officers in certain circumstances. Specifically, Section 78.7502 of the Nevada Revised Statutes provides as follows:

(1)	A corporation may indemnify pursuant to this subsection any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

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(2)	A corporation may indemnify pursuant to this subsection any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification pursuant to this section may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3)	Any discretionary indemnification pursuant to this section, unless ordered by a court or advanced pursuant to subsection 2 of Nevada Revised Statutes 78.751, may be made by the corporation only as authorized in each specific case upon a determination that the indemnification of a director, officer, employee or agent of a corporation is proper under the circumstances. The determination must be made by: (a) the stockholders; (b) the board of directors, by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or (c) independent legal counsel, in a written opinion, if: (1) a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders; or (2) a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.

These provisions are not exclusive and permit the indemnification of such persons as may also be provided in a corporation’s articles of incorporation, bylaws, agreement, vote of the stockholders or disinterested directors or otherwise. Our articles of incorporation and bylaws each provide that we shall indemnify, to the fullest extent permitted by law, each person who is or was a director or officer of the Company, or is or was serving as the request of the Company as a director, officer or trustee of another enterprise. Our articles of incorporation and bylaws also provide that expenses incurred in defending any proceeding by any person who we are required to indemnify shall be paid upon receipt by us of an undertaking of such person to repay such expenses if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses. Our articles of incorporation also provide that the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes.

Nevada law and our bylaws also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

The foregoing is only a general summary of certain aspects of Nevada law, our articles of incorporation and bylaws, and the insurance dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Nevada law, our articles of incorporation and bylaws.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1.1 to our Registration Statement on Form S-1 filed with the SEC on July 17, 2023)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on June 8, 2023)

5.1*	Opinion of Greenberg Traurig, P.A. (including consent)

23.1*	Consent Brightman Almagor Zohar & Co., a firm in the Deloitte global network, an independent registered public accounting firm

23.2*	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of the Registration Statement)

99.1	2020 Share Incentive Plan (incorporated by reference to Exhibit 10.3 to our Annual Report on Form 10-K filed with the SEC on March 28, 2023)

99.2	2024 Share Incentive Plan (incorporated by reference to Exhibit 10.4 to our Registration Statement on Form S-1 filed with the SEC on June 24, 2024)

107*	Filing Fee Table

* Filed herewith.

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Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omer, State of Israel, on the day of May 29, 2025.

ODYSIGHT.AI INC.

By:	/s/ Yehu Ofer
Yehu Ofer
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of Odysight.ai Inc., a Nevada corporation, do hereby constitute and appoint Yehu Ofer, Chief Executive Officer, and Einav Brenner, Chief Financial Officer, and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, including post-effective amendments, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with such registration statements or amendments or supplements thereof and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yehu Ofer	Chief Executive Officer	May 29, 2025
Yehu Ofer	(Principal Executive Officer)

/s/ Einav Brenner	Chief Financial Officer	May 29, 2025
Einav Brenner	(Principal Financial and Accounting Officer)

/s/ Benad Goldwasser	Chairman of the Board	May 29, 2025
Benad Goldwasser

/s/ Zeev Vurembrand	Director	May 29, 2025
Zeev Vurembrand

/s/ Moshe (Mori) Arkin	Director	May 29, 2025
Moshe (Mori) Arkin

/s/ Inbal Kreiss	Director	May 29, 2025
Inbal Kreiss

/s/ Nir Nimrodi	Director	May 29, 2025
Nir Nimrodi

/s/ Jackson Schneider	Director	May 29, 2025
Jackson Schneider

/s/ Ronit Rubin	Director	May 29, 2025
Ronit Rubin

/s/ Carlo Papa	Director	May 29, 2025
Carlo Papa

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